Exhibit 10.2

2011 AMENDMENT TO THE

DUKE REALTY CORPORATION

AMENDED AND RESTATED 2005 LONG-TERM INCENTIVE PLAN

This Amendment (the “Amendment”) to the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan, as most recently amended April 28, 2010 (the “Plan”), is hereby adopted as of the 25th day of January 2011, by Duke Realty Corporation (the “Corporation”). Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

1.        The Plan is hereby amended by deleting Section 1.1 in its entirety and substituting the following:

“1.1.    History.  The Duke Realty Corporation 2005 Long-Term Incentive Plan (the “Plan”) was originally adopted by the stockholders of the Company on April 27, 2005. The Plan was amended and restated by the Board of Directors of the Company on January 30, 2008 to comply with Section 409A of the Internal Revenue Code. The Plan was further amended with the approval of the shareholders on April 29, 2009 to increase the number of shares and for other purposes, and on April 28, 2010 to permit a one-time exchange of stock options. The Plan was further amended and restated by the Executive Compensation Committee of the Board of Directors of the Company on January 25, 2011 to provide that awards granted thereunder after December 31, 2010 will generally not be subject to “single trigger” vesting in the event of a Change in Control and will be subject to any applicable compensation recoupment policy adopted by the Company from time to time, and to add certain provions related to Section 409A of the Internal Revenue Code.”

2.        The Plan is hereby amended by adding the following defined term to Section 2.1 of the Plan and renumbering the remaining subsections accordingly:

“(w)    “Good Reason” after a Change in Control means, without the Participant’s prior written consent: (i) a forced move to a location more than 60 miles from the Participant’s place of business immediately prior to the Change in Control; or (ii) a material reduction in the Participant’s base salary and/or annual incentive bonus target as compared to that in effect immediately prior to the Change in Control. A Participant may not resign for Good Reason without providing the employer written notice of the grounds that the Participant believes constitute Good Reason and giving the employer at least 30 days after such notice to cure and remedy the claimed event of Good Reason.”

3.        The Plan is hereby amended by deleting Section 14.9 in its entirety and substituting the following:

“14.9.    Treatment Upon a Change in Control.  For any Award granted hereunder after December 31, 2010, the provisions of this Section 14.9 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)    Awards Assumed or Substituted by Surviving Corporation.  With respect to Awards assumed by the Surviving Corporation or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon: (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.3 hereof or pursuant to a valid deferral election).. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)    Awards Not Assumed or Substituted by Surviving Corporation.  Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Corporation or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.3 hereof or pursuant to a valid deferral election). Any Options, SARs, and other Awards in the nature of rights that may be exercised shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.”

4.        The Plan is hereby amended by deleting Section 14.13 in its entirety and substituting the following:

“14.13.    Forfeiture Events.  Awards granted under the Plan after December 31, 2010, and Awards granted prior to that date if agreed to in writing by a Participant, shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of material Corporation or Affiliate policies, breach of non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.”

5.        The Plan is hereby amended by adding the following provisions at the end of Section 17.3:

“(g)    Timing of Release of Claims.  Whenever an Award conditions a payment or benefit on a Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes non-exempt deferred compensation for purpose of Code Section 409A, then, subject to subsection (d) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(h)    Permitted Acceleration.  The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).”

6.        Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this 2011 Amendment to the Duke Realty Corporation Amended and Restated Long-Term Incentive Plan, effective as of the 25th day of January 2011.

Duke Realty Corporation

By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer